UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 3, 2006

METROCORP BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas	0-25141	76-0579161
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9600 Bellaire Boulevard, Suite 252
Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 776-3876

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the preparation and review of its earnings release for the quarter and year ended December 31, 2005, management and the Audit Committee of the Board of Directors of MetroCorp Bancshares, Inc. (the "Company"), determined that the Company did not correctly present the cash receipts from sales and repayments of loans held-for-sale that were originally acquired for investment in the Company's consolidated statements of cash flows for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005 and the years ended December 31, 2004 and 2003. The Company previously reported the cash receipts from sales and repayments of loans held-for-sale that were originally acquired for investment as operating cash flows in the consolidated statements of cash flows. Because these loans were originated by the Company for investment, cash receipts from sales and repayments of these loans should be classified as investing cash flows in the consolidated statements of cash flows. The correction will not impact the total increase or decrease in cash and cash equivalents. Further, the correction will have no effect on the Company's consolidated statements of income, consolidated balance sheets or consolidated statements of shareholders' equity.

As a result of this determination, the Company's management and Audit Committee of the Board of Directors concluded on February 3, 2006, that the Company's previously issued consolidated financial statements included in the Company's Annual Report on Form 10-K for the years ended December 31, 2004 and 2003 and the interim consolidated financial statements included in the Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005 should no longer be relied upon with respect to the matters described herein.

The Company intends to restate its consolidated financial statements as of and for the years ended December 31, 2004 and 2003 and as of and for the three months ended March 31, 2005, the six months ended June 30, 2005 and the nine months ended September 30, 2005 in one or more future filings with the Securities and Exchange Commission.

As a result of the restatement, operating cash flow increased and investing cash flow decreased by $5.9 million for the year ended December 31, 2003. Operating cash flow decreased and investing cash flow increased by $4.5 million for the year ended December 31, 2004, and by approximately $13,000, $1.9 million and $1.9 million for the three months ended March 31, 2005, the six months ended June 30, 2005 and the nine months ended September 30, 2005, respectively.

In accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Company is assessing the effectiveness of internal control over financial reporting as of December 31, 2005. Because of the restatement described above, the Company will report in its Annual Report on Form 10-K for the year ended December 31, 2005 a material weakness in its internal control over financial reporting related to reporting cash flows from operating and investing activities. If so, the Company expects that its independent registered public accounting firm will issue an adverse opinion on the effectiveness of Company's internal control over financial reporting. Upon filing of the restated consolidated financial statements referred to above, management believes that this material weakness will be remediated.

Management of the Company and the Audit Committee of the Board of Directors have discussed the matters disclosed in this Current Report on Form 8-K with PricewaterhouseCoopers LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROCORP BANCSHARES, INC.
(Registrant)

Dated: February 3, 2006	By:	/s/ David Choi
David Choi
Chief Financial Officer